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                                                                   EXHIBIT 10.14

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("AGREEMENT") is made and entered into on this 8th day of December 2002, by and between AMERIPATH, INC., a Delaware corporation (the "COMPANY"), and JAMES C. NEW (the "EXECUTIVE"), amending and restating the Employment Agreement dated April 9, 2001 (the "PRIOR EMPLOYMENT AGREEMENT") between the Company and the Executive.

                                    RECITALS

          WHEREAS the Executive is currently employed by the Company pursuant to the Prior Employment Agreement.

          WHEREAS the Company and the Executive now wish to enter into this new Agreement, which is intended to amend, restate, supersede and replace the Prior Employment Agreement in its entirety (except as otherwise provided in Section
14), to reflect the Executive's position and duties, his compensation, and other terms and conditions of his employment as Chief Executive Officer of the Company. Following the execution of this Agreement by both the Executive and the Company, on the Effective Date (as hereinafter defined), the Prior Employment Agreement (except as otherwise provided in Section 14) shall terminate and no longer have any force and effect.

          NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

          1. EFFECTIVE DATE. The effective date of this Agreement (the "Effective Date") is the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 8,2002 (the "MERGER AGREEMENT") among the Company, Amy Holding Company, a Delaware corporation (the "PARENT"), and a newly-formed subsidiary of Parent.

          2.   EMPLOYMENT.

               2.1 EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment with the Company, for the periods set forth in Section 3 hereof, all on the terms and conditions set forth herein.

               2.2 DUTIES OF EXECUTIVE. During the Employment Term (as hereinafter defined), the Executive shall serve as Chief Executive Officer of the Company, shall report directly to the Board of Directors of the Company (the "BOARD"), shall faithfully and diligently perform all services as may be assigned to him by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. The Executive shall comply with the Company's employment policies and practices generally applicable to its officers and employees. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for

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the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not interfere with or detract from the performance of the Executive's responsibilities to the Company in accordance with this Agreement.

          3.   EMPLOYMENT TERM.

               (a) Unless earlier terminated as provided in this Agreement, the initial term of the Executive's employment under this Agreement shall be for a period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the "INITIAL TERM").

               (b) Upon the expiration of the Initial Term, the term of the Executive's employment under this Agreement shall be automatically renewed for additional one-year terms, up to a maximum of two one-year renewals (each a "RENEWAL TERM"), unless the Company or the Executive delivers to the other, at least three months prior to the expiration of the Initial Term or the first Renewal Term, as the case may be, a written notice specifying that the term of the Executive's employment will not be renewed at the end of the Initial Term or such Renewal Term.

               (c) For purposes of this Agreement, the "EMPLOYMENT TERM" shall mean the period from the Effective Date hereof until the expiration of the Initial Term or the applicable Renewal Term, as the case may be, but no later than the fifth anniversary of the Effective Date or, in the event that the Executive's employment hereunder is earlier terminated as provided in Section 7 herein, such shorter period, as the case may be. It is understood that the Executive's employment may be terminated at any time at the option of the Company or the Executive, as the case may be, on the terms and subject to the conditions set forth in this Agreement.

          4.   COMPENSATION.

               4.1 BASE SALARY. The Executive shall receive a base salary at the annual rate of $500,000 (the "BASE SALARY") during the Employment Term, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to required withholding and other taxes. The Base Salary shall be reviewed by the Board at least annually, and increases thereto, if any, shall be solely in the Board's good faith discretion. Base Salary payable for less than a full calendar year shall be proportionately adjusted for the partial year. Once increased, the Base Salary shall not be decreased below such increased amount. Any increase in Base Salary shall not be used to offset any other obligation of the Company under this Agreement.

               4.2   BONUSES.

               (a) During the Employment Term, for each calendar year during the Employment Term (the "BONUS PERIOD"), the Board shall establish a bonus pool from which the Executive shall be eligible to receive an annual bonus (the "BONUS PAYMENT") potentially equal to a maximum of one hundred percent (100%) of the Executive's Base Salary in the event of superior performance above the goals to be established by the Company after good faith

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consultation with the Executive (the "GOALS") or potentially equal to fifty percent (50%) of the Executive's Base Salary if the Goals are met, in each case, as determined by the Board.

               (b) For the Bonus Period in which the Executive's employment with the Company terminates pursuant to Sections 7.2 (Disability), 7.3 (Death),
7.4 (Termination Without Cause) or 7.5 (Termination by the Executive for Good Reason), the Company shall pay the Executive a pro rata portion of the bonus otherwise payable under Section 4.2(a) for the Bonus Period in which such termination of employment occurs (based upon the period beginning on the first day of the Bonus Period and ending on the last day of the calendar quarter in which the Executive's employment with the Company terminates (herein referred to as the "PARTIAL BONUS PERIOD")); PROVIDED, HOWEVER, that the business criteria used to determine the bonus for the Partial Bonus Period shall be annualized and shall be determined based upon financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, and reviewed and approved by the Board or the Compensation Committee of the Board. The incentive compensation for this Partial Bonus Period is sometimes hereinafter referred to as the "TERMINATION YEAR BONUS".

          5. STOCK OPTIONS. On the Effective Date, the Board of Directors of the Parent (the "PARENT BOARD") shall grant to the Executive: (i) options to purchase that number of shares of the Parent's Common Stock ("COMMON Stock") equal to 2.5% of the Common Stock outstanding on a fully-diluted basis as of the Effective Date, which options shall vest over time based on the Executive's continued employment and on the occurrence of certain enumerated events (the "TIME-BASED OPTIONS"), a portion of which will be "incentive stock options" and the balance of which will be "non-qualified stock options", and (ii) an option to purchase that number of additional shares of Common Stock equal to 2.5% of the Common Stock outstanding on a fully-diluted basis as of the Effective Date, which shall vest on the seventh anniversary of the Effective Date, so long as the Executive continues to be employed by the Company (or any subsidiary, parent or affiliate thereof) subject to earlier vesting based on the attainment of performance goals and on the occurrence of certain enumerated events (collectively, referred to as the "OPTIONS") (it being understood that (x) such 5% amount has been determined assuming that, on the Effective Date, Welsh, Carson, Anderson & Stowe IX, L.P. and its affiliated investors (collectively, "WCAS") will provide the equity and debt financing contemplated in the financing commitment letters for the transactions contemplated by the Merger Agreement and
(y) if WCAS is required to provide additional equity financing to Parent in order to consummate the transactions contemplated by the Merger Agreement, the equity issued to WCAS in connection with such additional financing will reduce such percentage (i.e., the 5%) on the same basis as other holders of Parent common equity securities). The Options shall be granted under the Parent's 2003 Stock Option and Restricted Stock Purchase Plan and shall be evidenced by, and subject to, the terms and conditions in the stock option agreements attached hereto as Exhibit A (the "OPTION AGREEMENTS").

          6.   EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

               6.1 REIMBURSEMENT OF EXPENSES. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as (the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred

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by the Executive during the Employment Term in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

               6.2 COMPENSATION/BENEFIT PROGRAMS. During the Employment Term, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel at a level commensurate with the Executive's position, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. Furthermore, the Company will continue to assume premium costs for the long-term disability and life policies rolled over from Novacare up to a maximum of $7,000 per annum.

               6.3   OTHER BENEFITS. (a) The Executive shall accrue up to four
(4) weeks of paid vacation each calendar year during the Employment Term, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Up to a maximum of four (4) weeks of accrued vacation time not taken by the Executive during any calendar year may be carried forward into any succeeding calendar year. The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

               (b) The Company shall acquire a one-eighth share in an airplane (up to a maximum of 100 hours per year) on terms acceptable to the Board to be used by the Executive for purposes of the Executive's business travel. The Executive shall be entitled to use such airplane for personal reasons provided that the costs and expenses incurred by the Company in connection with such personal use shall be treated as additional compensation to the Executive by the Company.

          7.   TERMINATION AND/OR CHANGE OF CONTROL.

               7.1 TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate Executive's employment for Cause as defined below. For purposes of this Agreement, the term "FOR CAUSE" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of, or willful and material failure or refusal (other than by reason of his disability or incapacity) to perform his duties under, this Agreement or as reasonably directed by the Board, in each case which, if curable, is not cured within fifteen (15) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds, breach of trust or material violation of the Company's code of ethics in connection with Executive's services hereunder or with respect to the Company, (iii) a conviction or indictment of the Executive for, or the entering into a plea of nolo contendere by the Executive with respect to, a felony or any crime which involves dishonesty, fraud, embezzlement, misappropriation of funds or breach of trust, or (iv) gross negligence, reckless or willful misconduct by the Executive in connection with the performance of the Executive's duties hereunder, which the Board in its reasonable discretion deems to be

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good and sufficient cause to terminate the Executive's employment with the
Company. Any termination for Cause shall be made by notice in writing to the Executive, which notice shall set forth in reasonable detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 7.1, the Company shall pay to the Executive any accrued and unpaid Base Salary through the date of termination and (A) the amount of any bonus declared and earned with respect to a completed fiscal year ending prior to such termination, if any, (B) accrued and unused vacation days,
(C) reimbursement for reasonable business expenses incurred prior to the date of termination subject to Section 6.1 and (D) amounts or benefits owing to the Executive under the then applicable employee benefit plans and programs of the Company subject to the terms and conditions thereof (items (A) through (D) above being referred to herein collectively as the "Accrued Amounts"). Upon any termination effected and compensated pursuant to this Section 7.1, the Company shall have no further liability hereunder except as otherwise provided herein.

               7.2 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate Executive's employment, if the Executive shall become entitled to benefits under the Company's long term disability plan as then in effect, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of one hundred eighty (180) days in any twelve (12) month period. The Board shall have sole discretion based upon competent medical advice to determine whether the Executive is or continues to be disabled. Upon any termination pursuant to this Section 7.2, the Company shall (i) pay to the Executive any accrued and unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive an amount equal to his annual Base Salary for the year prior to such termination, payable in twelve (12) equal installments commencing from the date of termination, (iii) pay to the Executive the Accrued Amounts through the date of such termination, (iv) pay to the Executive his Termination Year Bonus, if any, at the time provided in Section 4.2(b) hereof and (v) pay the COBRA premiums for the Executive's (and his dependents') medical and dental insurance coverage in effect on the termination date, for a period of twenty-nine (29) months following the termination of the Executive's employment with the Company. Upon any termination effected and compensated pursuant to this Section 7.2, the Company shall have no further liability hereunder except as otherwise provided herein.

               7.3 DEATH. Upon the death of the Executive during the Employment Term, the Company shall pay to the estate of the deceased Executive
(i) any accrued and unpaid Base Salary through the date of death, (ii) the Accrued Amounts through the date of death and (iii) the Executive's Termination Year Bonus, if any, at the time provided in Section 4.2(b) hereof. Upon any termination effected and compensated pursuant to this Section 7.3, the Company shall have no further liability hereunder except as otherwise provided herein.

               7.4   TERMINATION WITHOUT CAUSE.

               (a) The Company shall have the right to terminate Executive's employment at any time by delivery of written notice to the Executive.

               (b) Upon any termination of Executive's employment during the Initial Term pursuant to this Section 7.4, the Company shall (i) pay to the Executive any accrued

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and unpaid Base Salary through the date of termination specified in such notice and (ii) pay to the Executive as severance pay an amount equal to two (2) times the Executive's Base Salary and Bonus Payment for the prior year, payable in twelve equal monthly installments from the date of termination.

               (c) Upon any termination of Executive's employment during any Renewal Term pursuant to this Section 7.4, the Company shall (i) pay to the Executive any accrued and unpaid Base Salary through the date of termination specified in such notice and (ii) pay to the Executive as severance pay an amount equal to one (1) times the Executive's Base Salary and Bonus Payment for the prior year, payable in twelve (12) equal monthly installments from the date of termination.

               (d) Upon any termination of the Employment Term pursuant to this Section 7.4, the Executive shall be entitled, in addition to the payments provided in Section 7.4(b) or (c), as the case may be, to the following: (i) the Termination Year Bonus, if any, payable at the time provided in Section 4.2(b) hereof, (ii) the Accrued Amounts through the date of such termination and (iii) the Executive (and his dependents) shall be entitled to continued medical and dental coverage under the Company's health plans at the Company's sole expense at the same level immediately prior to such termination for a period of eighteen
(18) months after such termination, and such period of coverage shall not reduce or count towards the Executive's rights to coverage under COBRA, which rights shall commence after the aforementioned eighteen (18) month period. Upon any termination effected and compensated pursuant to this Section 7.4, the Company shall have no further liability hereunder except as otherwise provided herein.

               7.5 TERMINATION BY EXECUTIVE FOR GOOD REASON. The Executive shall at all times have the right, upon written notice given to the Company within forty five (45) days after the occurrence of the Good Reason (as defined below) event, to terminate his employment for Good Reason unless such circumstances are fully corrected as provided below. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances: (i) any adverse change or any diminution in Executive's then positions, titles, duties, responsibilities or authority, or the assignment to the Executive of duties that are inconsistent with his then position, (ii) the Executive is caused to report to anyone other than the Board,
(iii) a relocation of the Company's principal executive office to a location more than twenty five (25) miles from its current location, or a relocation of the Executive to anywhere other than the Company's headquarters, (iv) failure of the Company to enter into the Option Agreements with the Executive, (v) any material breach by the Company of any provision of this Agreement, any of the Option Agreements or any other material written agreement between the Company and the Executive that such parties shall have agreed to list on a Schedule to this Agreement as constituting an agreement subject to this clause (v) or (vi) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to the Executive upon the assignee becoming such, the obligations of the Company hereunder. Any termination for Good Reason shall be made by notice in writing to the Company, which notice shall set forth in reasonable detail all acts or omissions upon which the Executive claims to be grounds for a Good Reason termination. The Company shall have fifteen (15) days from the receipt of such notice to cure the facts and

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circumstances, if curable, leading to the giving of such notice of termination for Good Reason. Upon any termination pursuant to this Section 7.5, the Executive's termination of employment shall be deemed to be a termination by the Company without Cause, and the Executive shall be entitled to all of the benefits and payments as if the Executive's employment was terminated by the Company without Cause pursuant to Section 7.4. Upon any termination of the Employment Term pursuant to this Section 7.5, the Company shall have no further obligations hereunder except as otherwise provided herein.

               7.6   TERMINATION BY EXECUTIVE WITHOUT GOOD REASON.

               (a) The Executive shall at all times have the right, by written notice not less than sixty (60) days prior to the termination date, to terminate his employment.

               (b) Upon termination by Executive of his employment pursuant to this Section 7.6, the Company shall pay to the Executive (i) any accrued and unpaid Base Salary through the effective date of termination specified in such notice and (ii) any Accrued Amounts through such termination date. Upon any termination effected and compensated pursuant to this Section 7.6, the Company shall have no further liability hereunder except as otherwise provided herein.

               7.7   CHANGE OF CONTROL PAYMENT.

               (a) In the event that a Change of Control (as defined below) in the Company shall occur during the Employment Term, the Company shall pay to the Executive, within thirty (30) days of the date of the Change of Control, a lump sum bonus equal to two (2) times the sum of the Executive's annual Base Salary and Bonus Payment for the prior year (the "CHANGE OF CONTROL PAYMENT"). In addition, upon the occurrence of a Change of Control in the Company, all outstanding unvested Time-Based Options held by the Executive shall immediately vest and become exercisable.

               (b) If the Executive's Employment Term is terminated by the Company without Cause pursuant to Section 7.4 hereof or by the Executive for Good Reason pursuant to Section 7.5 hereof, in either case prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination or Good Reason (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes hereunder, a "Change of Control Payment" shall be payable.

               (c) For purposes of this Agreement, the term "CHANGE OF CONTROL" shall mean:

               (i) approval by the shareholders of the Parent of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Parent immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same

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     proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, (y) a liquidation or dissolution of the Parent or (z) the sale of all or substantially all of the assets of the Parent unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned;

               (ii) individuals who, as of the commencement date of this Agreement, constitute the Parent Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Parent Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Parent's shareholders, was approved by a vote of at least a majority of the directors then comprising the incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Parent) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

               (iii) the acquisition (other than by or from the Parent) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act of fifty percent (50%) or more of either the then out standing shares of Common Stock or the combined voting power of the Parent's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "CONTROLLING INTEREST") excluding, for this purpose, any acquisitions by (i) the Parent or its Subsidiaries, (ii) any person, entity or "group" that as of the Effective Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or
     (iii) any employee benefit plan of the Parent or its subsidiaries.

Notwithstanding any other provision of this Section to the contrary, for purposes of the definition of a Change of Control, the "Parent" shall mean either the Company or the Parent.

               7.8   GROSS-UP PAYMENT FOR GOLDEN PARACHUTE EXCISE TAX.

               (a) ACKNOWLEDGEMENT. The Company shall use its best efforts to cause its own shareholders and the shareholders of the Parent, as applicable, immediately prior to a Change of Control, to approve any payment or benefit (the "PAYMENT") that the Company and/or the Parent is required to make to the Executive upon or in connection with the occurrence of a Change of Control of the Company or the Parent in a manner that satisfies Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

               (b) ADDITIONAL PAYMENT. In the event that any portion of the payments and benefits provided to Executive under this Agreement (without regard to any amount payable under this Section) and any other payments and benefits under any other agreement with or plan of the Company or otherwise (in the aggregate, "TOTAL PAYMENTS") would be subject to the excise tax imposed by
Section 4999 of the Code (the "EXCISE TAX"), then Executive shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after

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payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains the Total Payments as if such Excise Tax did not apply.

               (c) DETERMINATION BY ACCOUNTING FIRM. Subject to the provisions of subsection (d) below, all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors or, at the Executive's option, any other nationally or regionally recognized firm of independent accountants selected by the Executive and approved by the Company, which approval shall not be unreasonably withheld, (the "ACCOUNTING FIRM") which shall provide detailed supporting calculations both to the Company and Executive. All fees and expenses of the Accounting Firm shall be paid solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to Executive not later than the due date for the payment of any Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("UNDERPAYMENT"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section subsection (d) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall he promptly paid by the Company to or for Executive's benefit.

               (d) COMPANY'S RIGHT TO CONTEST EXCISE TAX. Executive agrees to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten
(10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive agrees to:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

               (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

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               (iv)  permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company agrees to bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection (d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (e) REPAYMENT TO THE COMPANY. If, after the receipt by Executive of an amount advanced by the Company pursuant to subsection (d), Executive becomes entitled to receive any refund with respect to such claim, Executive agrees to promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to subsection (d), a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

               7.9 RESIGNATION. Upon any termination of employment pursuant to this Article 7, the Executive shall be deemed to have resigned as an officer, and if he was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

               7.10 SURVIVAL. The provisions of this Article 7 shall survive the termination of this Agreement, as applicable.

          8.   RESTRICTIVE COVENANTS.

               8.1 NON-COMPETITION. At all times while the Executive is employed by the Company and for a two (2) year period if the Executive's employment terminates during the Initial Term (or, one (1) year period if the Executive's employment terminates during any Renewal Term) immediately following the termination of the Executive's employment with the Company for any reason, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with the Company's business (for purposes of this Agreement, any business that engages in the management or provision of anatomic pathology diagnostic services (whether through physician practices, laboratories, hospitals, medical or surgery centers or otherwise) shall be deemed to compete with the Company's business); provided that such provision shall not apply to the Executive's ownership of common stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than one percent (1.0%) of any class of capital stock of such corporation.

               8.2 CONFIDENTIAL INFORMATION. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, employees, employee compensation or benefits, employment practices and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" means information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally or publicly known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to promote the best interests of the Company or to the extent required by law, provided, however, that Executive shall take all actions reasonably necessary to assure that any such disclosure does not unnecessarily risk unauthorized further disclosure of such Confidential Information.

               8.3 NONSOLICITATION OF EMPLOYEES AND CUSTOMERS. At all times while the Executive is employed by the Company and for the two (2) year period if the Executive's employment terminates during the Initial Term (or, one (1) year period if the Executive's employment terminates during any Renewal Term) immediately following the termination of the Executive's employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for or on behalf of any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or solicit the termination of employment of or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six (6) months, and/or (b) call on or solicit any of the actual or targeted prospective customers or clients of the Company (or of its physician practices or laboratories) on behalf of any person or entity in connection with any business that competes with the Company's business, nor shall the Executive make known the names and/or addresses of such employees, customers or clients or any information relating in any manner to the Company's trade or business relationships with such employees, customers or clients, other than in connection with the performance of Executive's duties under this Agreement. Notwithstanding the foregoing, nothing herein shall prevent the Executive from:
(i) placing general advertisements or otherwise generally advertising for employees or (ii) serving as a reference for an employee of the Company.

               8.4 OWNERSHIP OF DEVELOPMENTS. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the "WORK PRODUCT") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

               8.5 BOOKS AND RECORDS. All books, records, and accounts relating in any manner to the actual or prospective customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time. Notwithstanding the foregoing, the Executive shall be permitted to retain his rolodex and similar address and telephone directories.

               8.6   DEFINITION OF COMPANY. Solely for purposes of this
Article 8, the term "COMPANY" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, arc controlled by or are under common control with the Company during the periods described herein.

               8.7 ACKNOWLEDGMENT BY EXECUTIVE. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 8 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 8 (including without limitation the length of the term of the provisions of this Article 8) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 8. The Executive further acknowledges that his ability to provide for himself and his family shall not be unduly or adversely effected by the restrictive covenants contained in this Article 8. The Executive further acknowledges that the restrictions contained in this Article 8 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

               8.8 REFORMATION BY COURT. In the event that a court of competent jurisdiction shall determine that any provision of this Article 8 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 8 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

               8.9 EXTENSION OF TIME. If the Executive shall be in violation of any provision of this Article 8, then each time limitation set forth in this
Article 8 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this
Article 8 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

               8.10 SURVIVAL. The provisions of this Article 8 shall survive the termination of this Agreement, as applicable.

          9. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 8 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation or threatened violation of any or all of the covenants contained in Article 8 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

          10. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Palm Beach County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the non-prevailing party. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

          11. SECTION 162(m) LIMITS. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) ("SECTION 162(m)") of the Code, payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the "short term applicable rate" as such term is defined in Section 1274(d) of the Code. The limitation set forth under this Section 11 shall not apply with respect to any amounts payable to the Executive pursuant to Article 7 hereof.

          12. ASSIGNMENT. Except as otherwise provided in the Option Agreements entered into pursuant to Section 5, neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person. Any purported assignment or delegation shall be void and of no effect.

          13. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without reference to principles of conflict of laws.

          14. ENTIRE AGREEMENT; PRIOR AGREEMENTS. Except as otherwise set forth herein, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. In addition, except as otherwise set forth herein, this Agreement shall supersede and replace the Executive's Prior Employment Agreement as well as any and all other agreements between the Executive and the Company and, upon execution of this Agreement by the Executive and the Company, the Prior Employment Agreement and any and all other agreements between the Executive and the Company shall terminate and shall no longer have any force and effect. Notwithstanding this Article 14 or any other provision of this Agreement, (i) the Option Agreements, (ii) the option agreements entered into by the Executive and the Company prior to the date of this Agreement, (iii)
Section 6.6(a) of the Prior Employment Agreement with respect to the "Change in Control Date Bonus" (as defined therein) and (iv) Section 6.7 of the Prior Employment Agreement with respect to any payments or benefits made to the Executive as a result of, or in connection with, the transactions contemplated by the Merger Agreement, shall remain in full force and effect. This Agreement may not be modified in any way unless by a written instrument signed by the Company, the Parent and the Executive. The parties hereto acknowledge pursuant to Section 6.6(a) of the Prior Employment Agreement that, within thirty (30) days of the Effective Date, the Company shall pay to the Executive a lump sum cash bonus equal to $1,425,000, which represents two (2) times the sum of the Executive's annual Base Salary and Bonus Payment.

          15. NOTICES: All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

          James C. New
          114 Via Verde Way
          Palm Beach Gardens, FL 33418

          If to the Company:

          AmeriPath, Inc.
          7289 Garden Road, Suite 200
          Riviera Beach, FL 33404
          Attention:

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          16. NO MITIGATION; NO SET-OFF. In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. The Company's obligation to pay the Executive the amounts provided hereunder shall not be subject to setoff, counterclaim or recoupment of amounts owed by the Executive to the Company except for any specific, stated amounts owed by the Executive to the Company. Any amounts due under Section 7 are in the nature of severance payments and are not in the nature of a penalty.

          17. INDEMNIFICATION AND INSURANCE. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law for any action or inaction of Executive while serving as an officer or director of the Company or, at the Company's request, as an officer or director of any other entity or as a fiduciary of any benefit plan, except for any activity by the Executive that constitutes willful misconduct or fraud. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term at a level which equals or exceeds the greater of the coverage in effect on the Effective Date or on the date of the Executive's termination of employment.

          18. LEGAL FEES. The Company shall pay the Executive's reasonable legal fees and costs associated with entering into, negotiating and advising the Executive with respect to this Agreement and any agreements related hereto. The Company shall advance all reasonable legal fees, arbitration costs and expenses incurred by the Executive if the Executive contests any termination hereunder or the Executive seeks to enforce or defend his rights, payments and/or benefits under this Agreement (or any related agreement), provided that the Executive shall reimburse to the Company any such advances if the Executive's claim is deemed frivolous.

          19. SURVIVAL. The provisions of Sections 14, 16, 17 and 18 shall survive the termination of this Agreement.

          20. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

          21. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

          22. WAIVER. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

          23. SECTION HEADINGS. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          24. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

          25. WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          26. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

                  [remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EXECUTIVE:                                COMPANY:

                                          AMERIPATH, INC.


/s/ James C. New                      By: /s/ E. Roe Stamps, IV
-------------------------------           ------------------------------------
James C. New                              E. Roe Stamps, IV
                                          Compensation Committee of the Board of
                                          Directors


                                      By:
                                          ------------------------------------
                                          E. Martin Gibson
                                          Compensation Committee of the Board of
                                          Directors

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EXECUTIVE:                                COMPANY:

                                          AMERIPATH, INC.


/s/ James C. New                      By:
-------------------------------           ------------------------------------
James C. New                              E. Roe Stamps, IV
                                          Compensation Committee of the Board of
                                          Directors


                                      By: /s/ E. Martin Gibson
                                          ------------------------------------
                                          E. Martin Gibson
                                          Compensation Committee of the Board of
                                          Directors